UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )
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Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

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GOLDEN ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)
________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
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6595 S. Jones Boulevard
Las Vegas, Nevada 89118

Supplement to Proxy Statement
For the Annual Meeting of Stockholders to be Held
May 22, 2025

This supplement (the “Supplement”) amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Golden Entertainment, Inc. (the “Company”) with the Securities and Exchange Commission on April 9, 2025 in connection with the Company’s annual meeting of stockholders (the “Annual Meeting”), to be held virtually via live webcast at proxydocs.com/GDEN at 1:00 p.m. Pacific Time on Thursday, May 22, 2025.
The purpose of this Supplement is to clarify certain statements and correct certain inadvertent errors in the Proxy Statement regarding voting standard information and the effect of broker non-votes and abstentions on certain proposals. Other than these clarifications and corrections, the Proxy Statement remains unchanged, and this Supplement does not otherwise amend, supplement, or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Annual Meeting.
If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.
Proposal One: In the election of directors, the five nominees for director who receive the highest number of affirmative votes will be elected as directors.
Proposal Two: The vote on the Say on Pay Proposal is a non-binding advisory vote. The Board of Directors will consider our executive compensation to have been approved by shareholders, on an advisory basis, if the Say on Pay Proposal receives more votes “For” than “Against.”
Proposal Three: The vote on the Say on Frequency Proposal is a non-binding advisory vote. The Board of Directors will consider the alternative receiving the highest number of votes – every one year, every two years, every three years – as the shareholders’ recommendation, on an advisory basis, of the frequency of holding future non-binding advisory votes on the compensation of our named executive officers.
Proposal Four: The vote on the amendment and restatement of the Golden Entertainment, Inc. 2015 Incentive Award Plan requires the affirmative vote of the holders of a majority of votes cast by holders of shares of common stock present or represented by proxy at the Annual Meeting.
Proposal Five: The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of votes cast by holders of shares of common stock present or represented by proxy at the Annual Meeting.
Broker Non-Votes and Abstentions: Broker non-votes and abstentions will be counted for the purpose of determining whether a quorum is present, but will not be counted as votes cast on any matter, and therefore will not affect the outcome of any vote at the Annual Meeting.